SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                     SECOND NATIONAL FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                     [logo]


                     SECOND NATIONAL FINANCIAL CORPORATION



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 23, 1998




To Our Stockholders:


     The Annual Meeting of Stockholders of Second National Financial Corporation will be held at the Holiday Inn, Route 29 South, Culpeper, Virginia, on Thursday, April 23, 1998 at 12:00 p.m. for the following purposes:



   1. To elect four (4) directors to serve until the 2001 Annual Meeting of Stockholders, or until their successors are elected and qualified;


   2. To ratify the approval of the Second National Financial Corp. 1998 Incentive Stock Plan;


   3. To ratify the appointment of Yount, Hyde & Barbour, P.C., as external auditors for the fiscal year ending December 31, 1998; and


   4. To transact such other business as may properly come before the meeting.



     Stockholders of record at the close of business on February 17, 1998, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.



                                           By Order of the Board of Directors,

                                           /s/ Jeffrey W. Farrar
                                           -----------------------------------
                                           JEFFREY W. FARRAR, CPA
                                           Secretary and Chief Financial
                                           Officer

March 13, 1998




     Please sign, date, and mail the enclosed proxy card promptly. No postage is required if the return envelope is used and mailed in the United States. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person.

                       This Page Intentionally Left Blank

                                     [logo]



                     SECOND NATIONAL FINANCIAL CORPORATION
                             102 South Main Street
                              Post Office Box 71
                           Culpeper, Virginia 22701



--------------------------------------------------------------------------------
                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 23, 1998


--------------------------------------------------------------------------------
                              GENERAL INFORMATION


     The enclosed proxy is solicited by the Board of Directors of Second National Financial Corporation (the "Holding Company") for the Annual Meeting of Stockholders of the Holding Company (the "Annual Meeting") to be held at the Holiday Inn, Route 29 South, Culpeper, Virginia, on April 23, 1998, at 12:00 p.m., for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate mailing date of this Proxy Statement and accompanying proxy is March 13, 1998.


Revocation and Voting of Proxies

     Execution of a proxy will not affect a Stockholder's right to attend the Annual Meeting and to vote in person. Any Stockholder who has executed and returned a proxy may revoke it at any time before the proxy is exercised by filing an instrument effecting such revocation or a duly exercised proxy bearing a later date with the Holding Company at the above address. Stockholders also may revoke their proxies by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.


Voting Rights of Stockholders

     Only Stockholders of record at the close of business on February 17, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the record date, 1,500,900 shares of Holding Company common stock, par value of $2.50 per share, were outstanding and entitled to vote at the meeting. The Holding Company has no other class of stock outstanding.

     Each share of Holding Company common stock is entitled to one vote for as many persons as there are directors to be elected at the Annual Meeting and one vote for all other matters voted on at the Annual Meeting. Shares of Holding Company common stock are not entitled to cumulative voting rights. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the Annual Meeting.

Solicitation of Proxies

     The expenses of soliciting proxies will be borne by the Holding Company. Proxies are being solicited by mail, and also may be solicited by directors, officers, employees and agents of the Holding Company in person, by telephone, or by mail. Officers, directors and employees of the Holding Company will not receive special compensation for their solicitation activities. The Holding Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Holding Company common stock.


Principal Stockholders

     As of February 17, 1998, no person was known to the Holding Company to beneficially own 5% or more of the outstanding shares of Holding Company common stock.

     The Trust Division of Second Bank & Trust ("Bank"), a wholly-owned subsidiary of the Holding Company, holds as trustee of various trust accounts a total of 93,109 shares (or approximately 6.2%) of Holding Company common stock.
Section 13.1-662E of the Virginia Code prohibits the Trust Division of the Bank from voting these shares at the Annual Meeting unless a co-fiduciary is appointed for the sole purpose of voting such shares.

     As of February 17, 1998, the directors and executive officers of the Holding Company and the Bank as a group beneficially owned 111,146 shares (or approximately 7.4%) of Holding Company common stock.


                                 PROPOSAL ONE


                             ELECTION OF DIRECTORS

     The Board of Directors of the Holding Company is comprised of nine directors who are divided into three classes (Class I, Class II, and Class
III). The term of office for the four Class II directors will expire at the Annual Meeting. The first four persons in the beneficial share table below, all of whom currently serve as directors of the Holding Company, will be nominated to serve as Class II directors. If elected, the Class II directors will serve for terms of three years until the 2001 Annual Meeting, or until their successors are duly elected and qualified.

     The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If any of the persons named below is unavailable to serve for any reason, an event which the Board of Directors does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may reduce the size of Class II to the number of remaining nominees, for whom the proxies will be voted.

     The following table sets forth certain information concerning the nominees for election at the Annual Meeting as Class II directors, as well as certain information about the Class I and Class III directors, who will continue in office after the Annual Meeting until the 2000 and 1999 Annual Meetings, respectively. The directors of the Holding Company also serve as directors of the Bank. The Board of Directors recommends that the stockholders vote FOR election of the Class II Directors.

                             NOMINEES FOR ELECTION
                              CLASS II DIRECTORS
                     (To Serve until 2001 Annual Meeting)



                                                                                          Number & Percent
                                      Served                 Principal                        of Share
                                   as Director               Occupation                     Beneficially
Name and Age                          Since                 Past 5 Years                      Owned(2)
-------------------------------   -------------   -------------------------------   ---------------------------
Lewis P. Armstrong, 45            1989(1)         Dentist                                       1,704(3)*
Robert Y. Button, Jr., 64         1962(1)         Partner, Armentrout Insurance                41,240(2.7%)(3)
Gregory L. Fisher, 48             1992            President, Eddins Ford, Inc.                    439*
Charles K. Gyory, 54              1992            Vice President, Willow Run                    2,959(3)*
                                                  Company, Inc.

                               CLASS I DIRECTORS
                      (Serving until 2000 Annual Meeting)

Marshall D. Gayheart, Jr., 67     1971(1)         Retired, Proprietor of                       28,466(1.9%)
                                                  Gayheart Drug Store
W. Robert Jebson, Jr., 64         1990(1)         President, Environmental                      3,349*
                                                  Systems Service, Ltd.

                              CLASS III DIRECTORS
                      (Serving Until 1999 Annual Meeting)

                                                                                                4,509*
O. R. Barham, Jr., 47             1996            President and Chief
                                                  Executive Officer of the
                                                  Holding Company; President
                                                  and Chief Executive Officer
                                                  of the Bank since January
                                                  1997; Senior Vice President
                                                  of the Bank prior to
                                                  January 1, 1997
Taylor E. Gore, 59                1975(1)         Executive Vice President &                    5,496(3)*
                                                  General Manager, Culpeper
                                                  Farmers' Co-op, Inc.
Harlean Smoot, 62                 1994            Office Manager/Secretary,                      1580(3)*
                                                  Cherry Street Building
                                                  Supply; Secretary-Treasurer
                                                  E. Russell Smoot & Son, Inc.
All Directors & Executive Officers of the Holding Company as a group (15)                     111,146(7.4%)

--------------------------------------------------------------------------------

* Represents less than 1% of the outstanding shares based upon 1,500,900 shares outstanding as of February 17, 1998.

(1) Refers to the year in which the individual first became a director of the Bank. Each person became a director of the Holding Company just prior to consummation of the reorganization of the Bank on July 2, 1990.

(2) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(3) Includes shares held by spouses and minor children, shares held jointly or with spouses, and shares held as custodian or trustee: Mr. Gore, 350 shares; Mr. Armstrong, 167 shares; Mr. Button, 27,920 shares; Mr. Gyory, 1,949 shares; and Mrs. Smoot, 878 shares.

     There are no family relationships among any of the directors or executive officers, and none of the directors serves as a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934.


Board Committees and Attendance

     The Board of Directors of the Holding Company has a Nominating Committee, and the Board of Directors of the Bank has, among other committees, Audit and Personnel Committees.

     The Nominating Committee is comprised of Messrs. Gayheart, Jebson, and Mrs. Smoot. The Nominating Committee meets once a year to nominate directors for the coming year. The committee recommends officers to serve the Holding Company for the coming year.

     The Audit Committee is comprised of Messrs. Fisher, Gore, and Jebson. The Audit Committee meets periodically to examine audit reports to determine whether audit exceptions are being addressed by management and whether internal control of the Bank remains adequate. The committee met 3 times in 1997.

     The Personnel Committee is comprised of Messrs. Gore, Gyory, Jebson, and Mrs. Smoot. The committee meets periodically to review benefit plans and authorizes the level of compensation for each officer and director of the Bank. The committee met 5 times in 1997.

     The Board of Directors of the Holding Company and the Board of Directors of the Bank each met monthly in 1997. In 1997, all directors attended at least 75% of the regular, special, or committee meetings of the Board of Directors of the Holding Company or the Bank which he (she) was required to attend.


                            EXECUTIVE COMPENSATION

Compensation of Directors

     Directors of the Holding Company do not receive any fees or other compensation for serving on the Board of Directors of the Holding Company, but they do receive a monthly fee of $400.00 for serving as Board of Directors of the Bank. Directors of the Bank and the Holding Company are paid $100.00 for attending each meeting of a committee of the Board of Directors of the Bank or Holding Company on which they serve, except directors of the Bank who serve on the Finance Committee receive a monthly fee of $300.00.


Cash Compensation

     The officers of the Holding Company do not receive any compensation from the Holding Company, but are paid by the Bank for their service as executive officers of the Bank. The following table sets forth the total cash compensation of O. R. Barham, Jr., the Chief Executive Officer of the Holding Company and Bank, during 1997. During 1997, no other executive officer of the Holding Company or Bank received in excess of $100,000 in cash compensation.


                          Summary Compensation Table

                              Annual Compensation
                     ------------------------------------

Name of Officer                                                   All Other
Principal Position         Year     Salary(1)       Bonus      Compensation(2)
-----------------------   ------   -----------   ----------   ----------------
O. R. Barham, Jr.         1997      $139,800      $10,000          $28,702
President & Chief
Executive Officer of
the Holding Company
and the Bank effective
January 1, 1997

--------------------------------------------------------------------------------

(1) Includes director's fees of $4,800.

(2) Includes profit sharing ($12,843), ESOP ($2,954), 401(k) Plan ($4,224), split dollar life insurance ($1,931) and deferred compensation ($6,750).

Employment Agreement

     Mr. Barham entered into a three year employment agreement with the Holding Company effective January 1, 1997. The agreement is general in nature and has few conditions relative to current or ongoing employment conditions. Mr. Barham's base compensation under this agreement is determined at the sole discretion of the Board of Directors, but does include minimum thresholds for each year of the agreement. The agreement provides that in the event the Holding Company, acting either through its stockholders or its Directors, approves a change in control event as defined, Mr. Barham will be entitled to receive from the Holding Company base compensation and accrued benefits for a twenty-four month period, regardless of consideration of future employment. In the event the Holding Company terminates Mr. Barham's employment without cause, or Mr. Barham terminates his employment for good reason as defined, the Holding Company will pay to Mr. Barham a lump sum within thirty days of employment termination equal to base compensation for a period of eighteen months from the date of termination.

     As incentive for Mr. Barham to remain in the employ of the Holding Company and as protection for the Holding Company from Mr. Barham leaving the Holding Company's employ, absent a sale of the Holding Company as defined, the agreement provides that if the officer voluntarily leaves the employ of the Bank without there being any such change in control of the Holding Company, he may not be employed with or work in any office of any company as an officer, director, employee or partner within a 50 mile radius of any branch office of the Holding Company without written consent of the Board of Directors for a period of two years after Mr. Barham's employment. Failure to comply will result in termination of all benefits remaining to be paid as part of the agreement.


Employee Benefit Plans

     The Bank has a split dollar life insurance plan that is offered to Bank officers with the title of Vice President and above. The Bank advances a portion of the premium which will be reimbursed by the insured officer upon the termination of his employment or death. In 1997, $1,931 was advanced to Mr. Barham under this plan.

     The Bank established an Employee Stock Ownership Plan ("ESOP") under section 401(e) of the Internal Revenue Code as of January 1, 1984. The plan's primary purpose is to enable participating employees to share in the growth and prosperity of the Bank and the Holding Company by allowing employees to acquire Holding Company common stock. The Bank contributed $64,419 to the plan in 1997. Funds contributed by the Bank to the plan are allocated to participants in the plan in the ratio which the compensation of each participant bears to the total compensation of all the participants. In 1997, $2,954 was accrued to Mr. Barham under this plan.

     Effective January 1, 1997, the Holding Company adopted a non-qualified Executive Deferred Compensation Plan. Pursuant to the plan, Mr. Barham and any other employees of the Bank selected by the Board of Directors may defer receipt of a certain amount of pre-tax income and cash incentive compensation, plus a Holding Company percentage matching contribution of the deferred amount, for a period of no less than three years or until retirement, subject to termination of employment or certain other events, including an imminient "change of control." The Holding Company's contribution for Mr. Barham is 5% of his base salary and as determined from time to time by the Board for other executives. A change of control is determined in the Board of Director's sole discretion and generally may include any plan to acquire voting control of the Holding Company, a transaction which results in a change in a majority of the then-incumbent Board or the Holding Company ceasing to be publicly owned. The participants must pay taxes on the deferred payments when received.

     The Bank has a noncontributory pension plan which conforms to the Employee Retirement Income Security Act of 1974 (ERISA). The amount of benefits payable under the plan is determined by an employee's period of credited service. The amount of normal retirement benefit will be equal to 1% of a participating employee's average compensation for each year of credited service plus 3/4% of a participating employee's average compensation in excess of $10,000 for each year of credited service. The plan provides for early retirement for participants with 10 or more years of service to the Bank who retire after attaining age 55. A participant who terminates employment after 3 or more years of service is eligible for a deferred benefit.

     The following table shows the estimated annual benefits payable upon retirement based on specified remuneration and years of credited service classifications, assuming continuation of the present plan and retirement on January 1, 1997, at age 65 (normal retirement date):


            ESTIMATED ANNUAL PENSION BASED ON AVERAGE COMPENSATION



    AVERAGE        10 YEARS       15 YEARS       20 YEARS       25 YEARS
 COMPENSATION     OF SERVICE     OF SERVICE     OF SERVICE     OF SERVICE
--------------   ------------   ------------   ------------   -----------
 $    10,000        $ 1,000        $ 1,500        $ 2,000       $ 2,500
      25,000          3,625          5,438          7,250         9,063
      50,000          8,000         12,000         16,000        20,000
      75,000         12,375         18,563         24,750        30,938
     100,000         16,750         25,125         33,500        41,875
     125,000         21,125         31,688         42,250        52,813

     Mr. Barham will have an estimated 23 years of credited service at normal retirement age and his estimated annual benefit payable at retirement under this plan is estimated to be $55,000.

     The Bank established a 401(k) Savings Plan effective October 1, 1989. The plan's primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by the Bank equal to 100% of the first 2% plus 25% of the next 4% of salary reduction contributions made by the employee. The Bank made a matched contribution to the plan of $45,980 in 1997.

The plan also provides for discretionary contributions to be made by the Bank and allocated to participant accounts in proportion to the participant's compensation. The Bank made no discretionary contribution to the plan in 1997. In 1997, $4,224 was accrued to Mr. Barham under this plan.

     The Bank has a profit sharing plan under which employees of the Bank receive compensation directly related to the profitability of the Bank. Compensation under the plan is calculated and approved by the Board of Directors of the Bank. In 1997, the Bank contributed $201,000 to the plan. In 1997, $12,843 was earned by Mr. Barham under the plan.

     Each employee of the Bank who has attained the age of 21 years and has worked at least 1,000 hours for the Bank and has one year of service in a calendar year is eligible to participate in the ESOP, the 401(k) Savings Plan, and the pension plan. Directors who are not active employees of the Bank are not entitled to participate in any employee benefit plans of the Bank.

     All other benefits which might be considered of a personal nature would not be considered significant in relation to the total compensation of O. R. Barham, Jr. or any other executive officer.


Transactions with Directors and Officers

     As of December 31, 1997, borrowing from the Bank by all policy-making officers, directors, their immediate families, and affiliated companies in which they are Stockholders amounted to approximately $4,032,963. This amount represented 13.9% of the total equity capital of the Bank as of December 31, 1997, and 1.8% of the total assets of the Bank. These loans were made in the ordinary course of the Bank's business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectibility. The Bank expects to have similar banking transactions with directors, officers, principal Stockholders and their associates in the future.



Personnel Committee Report on Executive Compensation

     The Personnel Committee of the Board of Directors of the Bank has furnished the following report on executive compensation.

     The committee has developed and implemented compensation policies and plans which seek to enhance the profitability of the Holding Company and maximize stockholder value by aligning closely the financial interests of its Senior Officers with those of its Stockholders. The policies are designed to provide competitive levels of compensation to attract and retain corporate officers and key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. The policies provide for both annual salaries and participation in an incentive compensation plan with all other employees of the Holding Company.

     The Board of Directors approve base salaries at levels competitive with amounts paid to senior executives with comparable qualifications, experience and responsibilities after comparing salary ranges of similar sized banks as provided by several sources, including the VBA Salary Survey of Virginia Banks. The annual and incentive compensation is also closely tied to the Company's success in achieving significant financial performance goals.

     The Board of Directors approves the Chief Executive's annual salary based on the compensation data from selected peer banks, their assessment of past performance and its expectation as to future contributions in leading the Holding Company. In addition to the internal measures above, the Board of Directors also reviews the financial performance of the Holding Company in relation to peer group averages and predetermined goals set by the Board of Directors. A subjective approach is used in its evaluation of these factors and therefore does not rely on a formula or weights of specific factors.

     The incentive compensation plan, which includes all employees of the Holding Company, stresses rewards for achievement of financial goals set each year. This program rewards employees for producing higher income, reducing costs and providing customers with excellent service. The formula for 1997 as adopted by the Board of Directors calls for an incentive of an increasing percentage based on achievement of specified levels of return on assets. The formula defines the incentive fund available for distribution for the year. The incentive funds are allocated prorata to all employees based on their salary.

     The foregoing report has been furnished by Committee members consisting of Messrs. Gore, Gyory, Jebson, and Mrs. Smoot.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the Holding Company's Stockholder return with the return of certain indices for the period beginning December 31, 1992 and for following five years ending December 31. The Holding Company's stock performance is compared to the NASDAQ Stock Index and the Carson Medlin Independent Bank Index.

                                                1992            1993            1994            1995            1996            1997
                                                ----            ----            ----            ----            ----            ----
SECOND NATIONAL FINANCIAL CORPORATION           100             111             113             118             129             220
INDEPENDENT BANK INDEX                          100             125             153             208             248             358
NASDAQ INDEX                                    100             115             112             159             195             240

During the years 1992-1996, and for the first six months of 1997, shares of Holding Company Common Stock were not traded on any national or regional exchange, and trading was generally as a result of private negotiation. Accordingly, this graph is not necessarily indicative of how the Company's stock would have performed if it had traded on an exchange for the entire period. On July 14, 1997, the Holding Company's stock began trading on the Nasdaq Small Cap Market under the trading symbol SEFC. The Nasdaq Stock Market is a highly regulated electronic securities market whose listings are supported by a communications network linking them to quotation dissemination, trade reporting, and order execution. The Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

                                 PROPOSAL TWO


                   APPROVAL OF THE 1998 INCENTIVE STOCK PLAN

General

     The Holding Company's 1998 Incentive Stock Plan (the "Incentive Plan") was adopted by the Board of Directors on February 12, 1998, subject to the approval by the holders of a majority of the Holding Company's Common Stock represented at the Annual Meeting. The Incentive Plan makes available up to 100,000 shares of Common Stock for awards to key employees of the Holding Company and its subsidiaries in the form of stock options, stock appreciation rights and restricted stock (collectively, "Awards"), all as more fully described below.

     The following description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, a copy of which may be obtained by request delivered to the secretary of the Holding Company at the address set forth on the Notice of this Proxy Statement.


Purpose

     The purpose of the Incentive Plan is to promote the success of the Holding Company and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long-term financial success of the Holding Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Holding Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.


Administration

     Under the terms of the Incentive Plan, the Personnel Committee of the Board of Directors of the Bank (the "Committee") will be appointed to administer the plan. No director may serve as a member of the Committee if he is eligible to participate in the Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in the Plan. The Committee will have the power to determine the key employees to whom Awards shall be made.

     Each Award under the Incentive Plan will be made pursuant to a written agreement between the Holding Company and the recipient of the Award (the "Agreement"). In administering the Incentive Plan, the Committee will have the authority to determine the terms and conditions upon which Awards may be made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Incentive Plan and the Agreements, to establish, amend or waive rules or regulations for the Incentive Plan's administration, to accelerate the exercisability of any Award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the Incentive Plan.

     Subject to the terms, conditions and limitations of the Incentive Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board of Directors, accept the surrender of outstanding Awards and authorize new Awards in substitution therefor, including Awards with lower exercise prices or longer terms than the surrendered Awards. The Board may terminate, amend or modify the Incentive Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations under Section 16 of the Securities Exchange Act (the "Exchange Act") or pursuant to any other applicable laws, rules or regulations.

     The Incentive Plan will expire on February 12, 2008, unless sooner terminated by the Board.

Eligibility

     All employees of the Holding Company and its subsidiaries who are deemed to be key employees ("Key Employees") by the Committee are eligible for Awards under the Incentive Plan. Key Employees include officers or other employees of the Holding Company and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Holding Company and its subsidiaries. Directors who are not also officers or employees of the Holding Company or its subsidiaries are not eligible for Awards under the Plan.

     Awards granted under the Incentive Plan may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution. Awards may be exercised during the recipient's lifetime only by the recipient or, in the case of disability, by the recipient's legal representative. Such Awards also are not exercisable until at least six months after the grant of the Award. Subject to other applicable restrictions, shares granted as Restricted Stock may not be transferred or sold until at least six months after the grant of the Award.


Options

     The Incentive Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Code ("ISOs") and non-qualified stock options ("NQSOs") (collectively, "Options"). The Option terms applicable to such Options will be determined by the Committee, but no Option will be exercisable in any event until at least six months after its grant (except in cases of death or disability) or after ten years from its grant. All Options granted as ISOs shall comply with all applicable provisions of the Code and all other applicable rules and regulations governing ISOs. All other Option terms will be determined by the Committee in its sole discretion.


Tandem SARS

     The Incentive Plan authorizes the grant of stock appreciation rights granted in tandem with Options ("Tandem SARs").

     A Tandem SAR may be exercised with respect to all or part of the shares subject to the related Option, and entitles the holder, upon exercise, to receive, without any payment to the Holding Company (other than required withholding amounts), cash or Common Stock or a combination thereof equivalent in value to the excess of the fair market value on the exercise date of the shares of Common Stock represented by the Tandem SAR over the option exercise price of the related Option.

     A Tandem SAR may be exercised only when the current value of the Tandem SAR exceeds the exercise price of the related Option. A Tandem SAR shall expire no later than, and is exercisable and transferable subject to the conditions of, the related Option. In no event may a Tandem SAR be exercised sooner than six months from the date of grant (except in the case of death or disability).

     If a Tandem SAR is exercised, it will reduce correspondingly the number of shares of Common Stock represented by the related Option, and exercise of the related Option will similarly reduce the number of shares represented by the Tandem SAR. The Committee retains sole discretion to approve or disapprove an optionee's election to receive cash to the extent required by Exchange Act Rule 16b-3 or the terms of the particular Agreement. When an optionee who is a director or executive officer of the Holding Company subject to Section 16(a) under the Exchange Act elects to receive cash upon exercise of a Tandem SAR and the Committee consents thereto, such Tandem SAR will be deemed to have been exercised on the date when the Common Stock has its highest fair market value during the period specified in Rule 16b-3 in which the Tandem SAR is exercised.

Restricted Stock

     The Incentive Plan permits the award of shares of restricted stock ("Restricted Stock"). However, no more than one-third of the shares authorized to be issued under the Incentive Plan may be granted as Restricted Stock. Restricted Stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of Restricted Stock are not required to provide consideration other than the rendering of services. The recipient shall have, with respect to the Restricted Stock, all the rights of a stockholder of the Holding Company, including the right to vote the shares, and the right to receive any cash dividends on the shares. Upon termination of employment during the period of restriction for reasons other than death, disability or retirement, all Restricted Stock will be forfeited subject to such exceptions, if any, as are authorized by the Committee and set forth in the Agreement. In all events other than death, or disability of the recipient, the applicable period of restriction may not be less than six months.


Shares Subject to the Incentive Plan

     Up to 100,000 shares of Common Stock may be issued under the Incentive Plan. Except as set forth below, shares of Common Stock issued in connection with the exercise of, or as other payment for an Award will be charged against the total number of shares issuable under the Incentive Plan. If any Award granted (for which no material benefits of ownership have been received, including dividends), with respect to a Tandem SAR, terminates, expires or lapses for any reason other than as a result of being exercised (other than by exercise of a related Option), or if shares issued (for which no material benefits of ownership have been received, including dividends) pursuant to an Award are forfeited, Common Stock subject to such Award will be available for further Awards.

     In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by the Holding Company, the Committee will adjust the number of shares subject to each outstanding Award, the exercise price and the aggregate number of shares from which grants or awards may be made.


Change in Control

     In order to maintain all the participants' rights in the event of a Change in Control of the Holding Company (as that term is defined in the Incentive
Plan), the Committee, as constituted before such Change in Control, may take in its sole discretion any one or more of the following actions either at the time an Award is made or any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Holding Company, upon the participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such participant's rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.


Certain Federal Income Tax Consequences

     Incentive Stock Options. An optionee will not recognize income on the grant of an ISO, and an optionee generally will not recognize income on the exercise of an ISO, except as described in the following paragraph. Under these circumstances, no deduction will be allowable to the Holding Company in connection with either the grant of such Options or the issuance of shares upon exercise thereof.

     However, if the exercise of an ISO occurs more than three months after the optionee ceased to be an employee for reasons other than death or disability (or more than one year thereafter if the optionee ceased to be an employee by reason of permanent and total disability), the exercise will not be treated as the exercise of an ISO, and the optionee will be taxed in the same manner as on the exercise of a NQSO, as described below. For the Option to qualify as an ISO upon the optionee's death, the optionee must have been employed at the Holding Company for at least three months before his or her death.

     Gain or loss from the sale or exchange of shares acquired upon exercise of an ISO generally will be treated as capital gain or loss. If, however, shares acquired pursuant to the exercise of an ISO are disposed of within two years after the Option was granted or within one year after the shares were transferred pursuant to the exercise of the Option, the optionee generally will recognize ordinary income at the time of the disposition equal to the excess over the exercise price of the lesser of the amount realized or the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time such shares became either transferable or not subject to a substantial risk of forfeiture). The exercise of an ISO may result in a tax to the optionee under the alternative minimum tax because as a general rule the excess of the fair market value of stock received on the exercise of an ISO over the exercise price is defined as an item of "tax preference" for purposes of determining alternative minimum taxable income.

     Non-qualified Options and Tandem SARs. A participant will not recognize income on the grant of a NQSO or a Tandem SAR, but generally will recognize income upon the exercise of a NQSO or a Tandem SAR. The amount of income recognized upon the exercise of a NQSO will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided that the shares issued are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized upon the exercise of a Tandem SAR will be equal to the amount of cash received and the fair market value of any shares received at the time of exercise, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture, plus the amount of any taxes withheld.

     If shares received on the exercise of a NQSO or a Tandem SAR are nontransferable and subject to a substantial risk of forfeiture then, unless the optionee elects to recognize income at the time of receipt of such shares, the optionee will not recognize ordinary income until the shares become either transferable or are not subject to a substantial risk of forfeiture. For these purposes, shares will be treated as nontransferable and subject to a substantial risk of forfeiture for as long as the sale of the shares at a profit could subject the optionee to suit under Section 16(b) of the Exchange Act. In the circumstances described in this paragraph, the amount of income recognized is measured with respect to the fair market value of the shares at the time the income is recognized.

     In the case of ordinary income recognized by an optionee as described above in connection with the exercise of a NQSO or a Tandem SAR, the Holding Company will be entitled to a deduction in the amount of ordinary income so recognized by the optionee, provided the Holding Company satisfies certain federal income tax withholding requirements.

     Restricted Stock. A recipient of Restricted Stock is not required to include the value of such shares in ordinary income until the first time his rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless he elects to be taxed on receipt of the shares. With respect to Awards granted under the Incentive Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the recipient will recognize ordinary income at the time of receipt of the cash, stock or other property. In the circumstances described in this paragraph, the amount of such income will be equal to the amount of cash received, or the excess of the fair market value of the shares or other property received at the time the income is recognized over the amount (if any) paid for the shares or other property. The Holding Company will be entitled to a deduction in the amount of the ordinary income recognized by the recipient for the employer's taxable year which includes the last day of the recipient's taxable year in which he recognizes such income, provided the Holding Company satisfies certain federal income tax withholding requirements.

     General. The rules governing the tax treatment of Awards that may be granted under the Incentive Plan are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances.


Accounting Treatment

     Under current accounting principles, neither the grant nor the exercise of a stock option with an exercise price not less than the fair market value of the Common Stock at the date of grant would require a charge against earnings.

     The Tandem SARs will require a charge to earnings of the Holding Company in an amount equal to the difference between the current market value of the Common Stock and the exercise price. Depending upon the specific provisions of any Restricted Stock granted, a charge to earnings representing the value of the benefit conferred may be required. Under certain circumstances, this charge may be spread over any period of restriction applicable to such an Award.


Effective Date

     If approved by the shareholders, the Incentive Plan will be treated as effective as of February 12, 1998.


Vote Required

     The affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy voting at the Annual Meeting, assuming a quorum is present, is required to ratify and approve the Incentive Plan.

     The Board of Directors recommends that the stockholders vote FOR adoption of the proposed Incentive Plan.


                                PROPOSAL THREE


                   RATIFICATION OF SELECTION OF ACCOUNTANTS

     The Board of Directors has appointed Yount, Hyde & Barbour, P.C., as the external auditors for the Holding Company and the Bank for the fiscal year ending December 31, 1998. Yount, Hyde & Barbour, P.C. rendered audit services to the Holding Company and Bank during 1997. These services consisted primarily of the examination and audit of the financial statements of the Holding Company and the Bank, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde & Barbour, P.C. will have the opportunity to make a statement and to answer questions at the Annual Meeting if they desire to do so. The Board of Directors recommends that the Stockholders vote FOR the appointment of Yount, Hyde & Barbour, P.C.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors need not include an otherwise appropriate Stockholder proposal in its proxy statement or form of proxy for that meeting unless the proposal is received by the Holding Company at its main office on or before December 15, 1998.


                        ANNUAL REPORTS TO STOCKHOLDERS

     The Holding Company's Annual Report for the year ended December 31, 1997, which includes audited financial statements of the Holding Company and the Bank for the years 1997 and 1996 prepared in conformity with generally accepted accounting principles, has been enclosed with this proxy. A copy of the Annual Report will be sent to any Stockholder upon request. Requests for additional copies of the Annual Report or a copy of the Holding Company's Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 1997, will be furnished without change upon written request directed to Jeffrey W. Farrar, Secretary and Chief Financial Officer, at 102 South Main Street, P. O. Box 71, Culpeper, Virginia 22701.


                                 OTHER MATTERS

     Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of the Holding Company.

P R O X Y           SECOND NATIONAL FINANCIAL CORPORATION

        MANAGEMENT PROXY: Solicited on behalf of the Board of Directors

     The undersigned Stockholder(s) of Second National Financial Corporation (the "Holding Company") hereby appoints Harlean Smoot, W. Robert Jebson, Jr., and Marshall D. Gayheart, Jr., with full power to act alone and full power of substitution to each, as proxies of the undersigned with authority to vote in the name and on behalf of the undersigned at the Annual Meeting of Stockholders of the Holding Company to be held at the Holiday Inn, Route 29 South, Culpeper, Virginia, on Thursday, April 23, 1998, at 12:00 p.m., or at any adjournment thereof, on the following matters:


  1. To elect the 4 persons listed below to serve as directors of the Holding Company. CUMULATIVE VOTING IS NOT PERMITTED.
     INSTRUCTIONS: If you wish to grant authority to vote for all nominees or against all nominees, place an "X" on the appropriate line. If you wish to withhold your vote from one or more nominees, place a line through the name(s).
     [ ] For all Nominees ________            [ ] Against all Nominees ________

     Lewis P. Armstrong   Robert Y. Button, Jr.
     Gregory L. Fisher   Charles K. Gyory

  2. To ratify the approval of the Second National Financial Corporation 1998 Incentive Stock Plan;

     [ ] For ________       [ ] Against ________       [ ] Abstain _________

  3. To ratify the selection of Yount, Hyde & Barbour, P.C. as external auditors for the fiscal year ending December 31, 1998.

     [ ] For ________       [ ] Against ________       [ ] Abstain _________

  4. To transact such other business as may properly come before the meeting.

     When properly signed, this proxy will be voted in the manner directed by the undersigned. If no direction is given, this proxy will be voted FOR items
(1) through (3).

     By signing this proxy, the undersigned acknowledges that he or she has received the Holding Company's Proxy Statement dated March 13, 1998.


Dated:_________________               Number of Shares_____________________

                                      _____________________________________
                                      Signature of Stockholder

                                      _____________________________________
                                      Signature of Stockholder


                                      NOTE: Joint owners should each
                                      sign. When signing as attorney,
                                      executor, administrator, or
                                      guardian, please give full
                                      title as such. If signer is a
                                      corporation, please sign with
                                      the full corporate name by duly
                                      authorized officers.

                                      Number attending ___ the buffet
                                      after the stockholders meeting
                                      on April 23, 1998 at the
                                      Holiday Inn.